Exhibit 99.1

PRESS RELEASE OF MATRIXX INITIATIVES, INC.

MATRIXX INITIATIVES REAFFIRMS SAFETY
OF INTRANASAL ZICAM® COLD REMEDY

Matrixx Initiatives, Inc., the manufacturer of Zicam® Cold Remedy, responds to the Dow Jones “In The Money” report: “FDA Looks Into Complaints About Zicam,” by Carol S. Remond, alleging that the FDA is investigating consumer complaints regarding intranasal zinc gluconate-induced loss of smell.

     PHOENIX (Monday, February 2, 2004)—Matrixx Initiatives, Inc., the manufacturer of Zicam® Cold Remedy, is not aware of an FDA inquiry into the safety of our intranasal zinc-gluconate products, as alleged by Carol S. Remond’s column Dow Jones “In The Money report: FDA Looks Into Complaints About Zicam.”

     All Zicam products are manufactured and marketed according to FDA guidelines for homeopathic medicine. Our primary concern is the health and safety of our customers and the distribution of factual information about our products. Matrixx believes statements alleging that intranasal Zicam products cause anosmia (loss of smell) are completely unfounded and misleading.

     In no clinical trial of intranasal zinc gluconate gel products has there been a single report of lost or diminished olfactory function (sense of smell). Rather, the safety and efficacy of zinc gluconate for the treatment of symptoms related to the common cold have been well established in two double-blind, placebo-controlled, randomized clinical trials. In fact, in neither study were there any reports of anosmia related to the use of this compound. The overall incidence of adverse events associated with zinc gluconate was extremely low, with no statistically significant difference between the adverse event rates for the treated and placebo subsets.

     A multitude of environmental and biologic influences are known to affect the sense of smell. Chief among them is the common cold. As a result, the population most likely to use cold remedy products is already at increased risk of developing anosmia. Other common causes of olfactory dysfunction include age, nasal and sinus infections, head trauma, anatomical obstructions, and environmental irritants.

     The circumstances surrounding the development of Ms. Remond’s column are extremely suspect. The article appeared online in public financial message boards almost immediately following its availability through the Dow Jones “In The Money” subscription-only service. At least one of these message board postings was made by a registered username frequently used by Floyd Schneider, a defendant currently being sued for defamation by Matrixx Initiatives. From at least August 2001 to the present, Schneider has posted false and defamatory statements about Matrixx on various Internet message boards using a variety of anonymous aliases. It has come to our attention that Schneider has also attempted to interfere with Matrixx’ business by contacting our retail customers.

     Ms. Remond’s article appears on today’s Dow Jones Newswire—the very day that Matrixx Initiatives is deposing Schneider. We believe that the timing of this article was manipulated by Schneider to interrupt the deposition process. We know that Ms. Remond and Schneider were in close communication during the development of Ms. Remond’s article and even discussed the disclosure statement detailing the basis for our suit against Schneider, which has not yet been made public. Therefore, it is particularly troubling that Ms. Remond neglected to mention the defamation action or that Schneider was one of her chief sources of information. We consider her failure to mention these facts to be a significant omission in fair and balanced reporting.

     Matrixx Initiatives would like to underscore that we intend to vigorously pursue those individuals involved in any effort to improperly discredit the company and its products. Furthermore, we strongly urge Dow Jones to open its own investigation to determine whether Dow Jones’ credibility was undermined by the use of copyrighted material in an attempt to do further harm to the value and reputation of Matrixx Initiatives and its products.

About Matrixx Initiatives, Inc.

     Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter (OTC) pharmaceuticals which utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® Cold Remedy nasal gel, a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy nasal gel product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Swabs; Zicam Kids Size Cold Remedy Swabs; Zicam Cold Remedy Oral Mist, Zicam Cold Remedy Chewables, Zicam Cold Remedy RapidMelts, Zicam Allergy Relief, Zicam Extreme Congestion Relief; Zicam Sinus Relief; and Zicam Nasal Moisturizer. For more information regarding Matrixx products, go to www.zicam.com. To find out more about Matrixx Initiatives, Inc. (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, executive vice president and chief financial officer, 602-387-5353, whemelt@matrixxinc.com, or Lynn Romero, investor relations, at 602-387-5353, lromero@matrixxinc.com. Matrixx is located at 2375 East Camelback Road, Suite 500, Phoenix, Arizona 85016.